McGLADREY & PULLEN, L.L.P.
                   Certified Public Accountants & Consultants



The Board of Trustees and Shareholders
Florida Daily Municipal Income Fund


In planning and performing our audit of the financial statements of Florida Daily Municipal Income Fund for the year ended August 31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The  management  of Florida  Daily  Municipal  Income  Fund is  responsible  for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally acccepted accounting principles. Those controls include safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the internal conttrol to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control , including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                               McGladrey & Pullen, LLP


New York, New York
September 30, 1997

To the Board of Directors of
  Institutional Daily Income Fund
  Florida Daily Municipal Income Fund
  Short  Term Income Fund, Inc.

We have examined the accompanying description of the operations and the specific control objectives, and the procedures that achieve those objectives, of the Funds referenced to above (the "Funds") related to those portions of their system for calculating the net asset value and dividends and distributions which are unique to the allocation of income and expenses to the multiple classes of shares of the Funds as of March 31, 1997. Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Funds' policies and procedures that may be relevant to the Funds' internal control structure,
(2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of March 31, 1997. The control objectives were specified by the Funds. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned operations presents fairly, in all material respects, the relevant aspects of the Funds' policies and procedures that have been placed in operation. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures listed in Exhibit B, to obtain evidence about their effectiveness in meeting the control objectives, described in Exhibit B, during the period ended March 31, 1997. The specific policies and procedures and the nature, timing, extent, and the results of the tests are listed in Exhibit B. This information has been provided to the Securities and Exchange Commission to be taken into consideration, when evaluating the Funds' compliance with the original exemptive ruling request. In our opinion, the policies and procedures that were tested, as described in Exhibit B, were operating with sufficient effectiveness to provide reasonable, but not absolute assurance that the control objectives specified in Exhibit B were achieved during the year ended March 31, 1997.

The description of policies and procedures at the Funds is as of March 31, 1997 and any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specific policies and procedures at the Funds is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for use by the management of Institutional Daily Income Fund, Florida Daily Municipal Income Fund, and Short Term Income Fund, Inc. and the Securities and Exchange Commission.

                                             McGladrey & Pullen, LLP


New York, New York
April 25, 1997

                                    EXHIBIT A

                                  DUAL PRICING
             NET ASSET VALUE AND DIVIDEND/DISTRIBUTION DETERMINATION


The Funds intend to implement a plan which would allow any Fund to issue two separate classes of shares. Under the plan, Class A shares will be subject to a 12b-1 fee while Class B shares would not. Since two classes of shares exist, separate Net Asset Value ("NAV") and dividends/distributions must be calculated for each class of shares.

The Funds are required to maintain records that account for income, expenses, dividends and distributions for each share class. The procedures for calculating NAV and dividends/ distributions depend upon the type of Fund. For Money Funds, investment income, unrealized and realized gains or losses will be allocated daily to each share class based on the percentage of outstanding shares at the end of each day. These balances, as well as share activity, will be accumulated by share class. For Non-Money Funds, investment income, unrealized and realized gains or losses will be allocated daily to each share class based on its relative percentage of net assets at the beginning of the day after reflecting the current day's sale and redemption activity ("adjusted net assets").

Daily expenses of the Fund will be allocated to each share class depending upon the nature of the expense item. For Money Funds, investment management fees and operating expenses, which are attributable to both classes, will be allocated daily to each share class based on the percentage of outstanding shares at the end of the day. For Non-Money Funds, investment management fees and operating expenses, which are attributable to both classes, will be allocated daily to each share class based on adjusted net assets. For all Funds, certain expenses that have a greater cost for one class versus the other will be calculated and charged to the appropriate class prior to determining the daily NAV or dividends/distributions.

Prior to determining the day's NAV or dividends/distributions, the following expense items will be calculated as indicated:

     (a) Investment management fee:

     The current day's accrual will be calculated and allocated to each class based on its percentage of outstanding shares at the end of each day for Money Funds or based on its relative adjusted net assets for Non-Money Funds. The effective rate used will be based on the combined net assets of both classes of shares (i.e., total net assets of the Fund).

     (b) Shareholder servicing and administration fee:

     The current day's accrual will be calculated and charged to the applicable class based on its effective rate.

     (c) Other expenses:

     The daily accrual will be calculated from the current expense budget for the entire Fund and will be allocated to each class based on its percentage of outstanding shares at the end of each day for Money Funds or based on its relative adjusted net assets for Non-Money Funds.

In designing accounting procedures and controls regarding the allocation of income, expenses and dividends/distributions for these classes of shares, the following objectives have been identified:

    o To ascertain that the direct expenses charged to each class of shares are correctly recorded in the Fund's accounting records and are correctly allocated to each share class.

    o To ascertain that income, other operating expenses, unrealized and realized gains or losses are allocated properly to each share class based on the appropriate percentage of each class (i.e., relative shares outstanding for Money Funds; relative adjusted net assets for Non-Money Funds).

    o To ascertain that the NAV and dividend/distribution rates for each class of shares reflects the proper allocation of income, operating expenses, unrealized and realized gains or losses as well as the full amount of direct expenses charged to each class of shares.

Set forth  below are the  additional  procedures  which will be  implemented  to satisfy the objectives described above for the calculation of NAV and dividends/distributions. These procedures presume that the normal procedures and controls remain in effect for all other daily fund accounting. The procedures are described for the Funds based upon their respective dividend policies:

I. Dividends are declared daily and distributed daily or monthly. Net realized gains on security transactions are distributed at least annually.


              The dividend rate for net investment income will be determined by dividing the daily net investment income for each share class by the outstanding shares for each class on that date.


              The distribution rate for net realized gains will be determined at a Fund level using the Fund's undistributed net realized gains and dividing by the Fund's total shares outstanding as of the record date. The rates so calculated will be multiplied by the outstanding shares of each class to determine the amount of distribution applicable to each class.

II. Dividends from net investment income are declared at least annually. Net realized gains on security transactions are distributed at least annually.

              The dividend rate for net investment income will be determined by dividing the accumulated net investment income for each share class by the outstanding shares for each class on the record date.


              The distribution rate for net realized gains will be determined at a Fund level using the Fund's undistributed net realized gains and dividing by the Fund's total shares outstanding as of the record date. The rates so calculated will be multiplied by the outstanding shares of each class to determine the amount of distribution applicable to each class.


Daily, the fund accountant will prepare a "Net Asset Rollforward" to determine the NAV by class. The allocated expenses, calculated expenses by classes and calculated dividends per share will be reviewed and verified by a manager for accuracy and agreed to the appropriate underlying accounting records, including the trial balance and transfer agency records. After completion of review, the manager will sign off on the "Net Asset Rollforward."

                                    EXHIBIT B

                         DESCRIPTION OF TESTS PERFORMED

The following information pertains to tests of operating effectiveness performed by McGladrey & Pullen, LLP. Tests were performed only of those policies and procedures specifically identified. All tests performed were performed without exception.

Testing of the operating effectiveness of identified policies and procedures were performed during the year ended March 31, 1997. The nature, timing and extent of tests performed along with the specific control objective they were designed to achieve follow.

                      SYSTEM OF CALCULATING NET ASSET VALUE
                         AND DIVIDENDS AND DISTRIBUTIONS
                    UNIQUE TO THE MULTIPLE CLASSES OF SHARES

          Control Objective                                Test Performed

The direct expenses charged to each class of       Determined that distribution fees and
shares are correctly recorded in the Fund's        other class specific expenses were allocated
accounting records and are correctly               to the respective class of shares.
allocated to each share class.

Income, other operating expenses,                  Agreed opening net assets and shares
unrealized and realized gains or losses are        outstanding to daily price makeup sheet.
allocated  properly to each share class based
on the appropriate percentage of each class
(i.e. relative shares outstanding).                Agreed share subscription and redemption
                                                   activity for each class of share to transfer agent
                                                   records.

                                                   Recalculated the allocation of income and
                                                   expenses between classes based on shares
                                                   outstanding of each class.

                                                   Traced and agreed the allocation percentage
                                                   utilized on the net asset rollforward to the
                                                   calculation in the previous procedure.

                                                   Recalculated daily expenses accruals for
                                                   selected expense categories.

                                                   Agreed ending net assets for each class and in
                                                   total to the monthly schedule of average net
                                                   assets.



          Control Objective                                Tests Performed

The NAV and distribution/dividend rates            Totaled net investment income for each class of
for each class of shares reflects the proper       share and compared to daily price makeup
allocation of income, operating expenses,          sheet.
and realized gains or losses as well as the
full amount of direct expenses charged to          Recalculated dividend factors and agreed them
each class of shares.                              to dividend factor sheets.

                                                   Recalculated the NAV by dividing net assets by
                                                   outstanding shares for each share class.

                                                   Agreed total net assets to the fund level trial
                                                   balance.


The above testing procedures were performed in detail for four days selected at random during the period.